EXHIBIT 28.2

                      PRIDE COMPANIES, L.P.

                      PRIDE REFINING, INC.

                         PRIDE SGP, INC.


     CONVERTIBLE SENIOR SECURED NOTES DUE NOVEMBER 30, 1997


                         _______________

                         NOTE AGREEMENT
                         _______________



                   Dated as of August 13, 1996

                      PRIDE COMPANIES, L.P.
                      PRIDE REFINING, INC.
                         PRIDE SGP, INC.
                           1209 N. 4th
                      Abilene, Texas 79601


                                            As of August 13, 1996



To Each of the Purchasers Named in the
 Information Schedule Attached Hereto

     Re:  Convertible Notes

Ladies and Gentlemen:

     The undersigned, Pride Companies, L.P., a Delaware limited partnership (the "Company"), Pride Refining, Inc., a Texas corporation ("Managing General Partner"), and Pride SGP, Inc., a Texas corporation ("Special General Partner"), hereby agrees with the purchasers named in the Information Schedule attached hereto (the "Purchasers") as follows:

     PARAGRAPH 1.  AUTHORIZATION OF ISSUES OF NOTES.

     1A. Authorization of Issues of Series A Notes. The Company will authorize the issue of its Convertible Senior Secured Series A Promissory Notes in the aggregate principal amount of $2,500,000, to be dated the date of issue thereof, to mature November 30, 1997, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Adjusted Base Rate and upon the occurrence and during the continuation of an Event of Default at the rate specified therein, and to be substantially in the form of Exhibit A-1 attached hereto. The term "Series A Notes" as used herein shall include each such Convertible Senior Secured Series A Promissory Note delivered pursuant to any provision of this Agreement and each such Convertible Senior Secured Series A Promissory Note delivered in substitution or exchange for any other Series A Note pursuant to any such provision.

     1B. Authorization of Issues of Series B Notes. The Company will authorize the issue of its Convertible Senior Secured Series B Promissory Notes in an aggregate principal amount up to $12,500,000, to be dated the date of issue thereof, to mature November 30, 1997, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Adjusted Base Rate and upon the occurrence and during the continuation of an Event of Default at the rate specified therein, and to be substantially in the form of Exhibit A-2 attached hereto. The term "Series B Notes" as used herein shall include each such Convertible Senior Secured Series B Promissory Note delivered pursuant to any provision of this Agreement and each such Convertible Senior Secured Series B Promissory Note delivered in substitution or exchange for any other Series B Note pursuant to any such provision.

     1C. Authorization of Issues of Series C Notes. The Company will authorize the issue of its Convertible Senior Secured Series C Promissory Notes in an aggregate principal amount of $5,000,000 to be dated the date of issue thereof, to mature November 30, 1997, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Adjusted Base Rate and upon the occurrence and during the continuation of an Event of Default at the rate specified therein, and to be substantially in the form of Exhibit A-3 attached hereto. The term "Series C Notes" as used herein shall include each such Convertible Senior Secured Series C Promissory Note delivered pursuant to any provision of this Agreement and each such Convertible Senior Secured Series C Promissory Note delivered in substitution or exchange for any other Series C Note pursuant to any such provision. The term "Notes" as used herein shall collectively refer to the Series A Notes, the Series B Notes, the Series C Notes and the Unsecured Series A Notes. The term "Senior Secured Notes" as used herein shall collectively refer to the Series A Notes, the Series B Notes and the Series C Notes. Capitalized terms used herein have the meanings specified in paragraph 11.

     PARAGRAPH 2.  ISSUANCE OF NOTES.

     2A. Issuance of Notes. Subject to the terms and conditions hereof, at the Closing, each Purchaser agrees to exchange the Original Term Notes in a principal amount equal to such Purchaser's proportionate share of the remainder of (x) the outstanding principal amount of the Original Term Notes on the Date of Closing minus (y) $25,000,000 (the "Exchange Amount") for Notes in the same principal amount (the "Exchange"). The Exchange shall be made first, for such Purchaser's proportional share of Series A Notes up to the full amount of authorized Series A Notes, then for such Purchaser's proportional share of Series C Notes up to the full amount of authorized Series C Notes and then for such Purchaser's proportional share of Series B Notes up to the full amount of authorized Series B Notes.
Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue to each Purchaser the Notes in exchange for the Original Term Notes in the amounts provided in this paragraph. If the amount of one or more series of Notes authorized under paragraph 1 exceeds the amount issued under this paragraph, the Company hereby agrees the excess authorized but unissued Notes will not otherwise be sold or issued and the authorization of such excess amount of Notes will be automatically terminated. The $25,000,000 principal balance of the Original Term Notes will remain subject to the Credit Agreement.

     2B. Closing. The Company will deliver to each Purchaser, at the offices of Thompson & Knight, a Professional Corporation, at 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201 ("Counsel's Office"), one or more Series A Notes, Series B Notes and Series C Notes registered in such Purchaser's name, evidencing the aggregate principal amount of such Notes to be issued to such Purchaser, on the date of closing, which shall be any date upon which the Company and the Purchasers may mutually agree, but in no event later than November 15, 1996 (the "Closing" or the "Date of Closing"). At the Closing, each Purchaser agrees to tender its Original Term Note in exchange for a replacement promissory note issued to such Purchaser in the principal amount reflecting its proportionate share of the principal balance of the Original Term Notes not exchanged.

     PARAGRAPH 3.  CONDITIONS PRECEDENT.

     3. Purchaser's Conditions at Closing. Each Purchaser's obligation to make the Exchange is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

     3A.  Certain Documents as of the Date Hereof.  Each
Purchaser shall have received the following, each dated the date hereof:

          (i)  The Shareholder Agreement executed by Managing
     General Partner and each shareholder of Managing General
     Partner.

          (ii) Executed originals of amendments or supplements to the Collateral Documents, as more specifically described on Schedule 1 attached hereto, in form and substance satisfactory to Purchasers, to evidence that the Liens granted thereunder secure the Senior Secured Notes.

          (iii) An intercreditor agreement by and among the lenders and agent under the Credit Agreement and the holders of the Senior Secured Notes in the form attached hereto as Exhibit H (the "Intercreditor Agreement").

          (iv)  The Pride SGP Agreement.

          (v) Certified copies of the resolutions of the Board of Directors of Managing General Partner, in its capacity as managing general partner of the Company, approving this Agreement, the Securities, the Certificate of Designations, the Registration Rights Agreement, the other Securities Documents and of all documents evidencing other necessary partnership or corporate action and governmental approvals, if any, with respect to this Agreement, the Securities, the Certificate of Designations, the Shareholder Agreement, the Registration Rights Agreement and the other Securities Documents.

          (vi) A certificate of the Secretary or an Assistant Secretary of the Managing General Partner certifying the names and true signatures of the officers of the Managing General Partner authorized to sign (on behalf of the Company) this Agreement, the Notes, the Certificate of Designations, the Shareholder Agreement, the Registration Rights Agreement and the other Securities Documents to be delivered hereunder.

          (vii) A copy of the Partnership Agreement and Certificate of Limited Partnership for the Company and all amendments thereto, certified by the Corporate Secretary of Managing General Partner and certificates of qualification and good standing (or similar instruments) for the Company issued by the Secretary of State of the state of formation of the Company and of each of the states wherein the Company is qualified, or required to be qualified, to do business, each dated within ten (10) days of the Closing Date.

          (viii) Documents similar to those specified in the immediately preceding clauses (v), (vi) and (vii) for each Related Person who is a party to any Securities Document with respect to such Person and its execution of such Securities Document.

          (ix) A favorable opinion of counsel to the Company and the other Related Persons, satisfactory to the Purchasers and substantially in the form of Exhibit C attached hereto and as to such other matters as the Purchasers may reasonably request.

          (x) Additional documents or certificates, in form and substance satisfactory to Purchasers, with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as the Purchasers may reasonably request.

     3B.  Certain Documents as of the Date of Closing.  Each
Purchaser shall have received the following, each dated the Date of Closing:

          (i)  The Series A Notes, Series B Notes and Series C
     Notes to be issued to such Purchaser.

          (ii) A favorable opinion of Akin Gump Strauss Hauer & Feld L.L.P., counsel to the Company and the other Related Persons, satisfactory to the Purchasers and substantially in the form of Exhibit C-1 attached hereto and as to such other matters as the Purchasers may reasonably request.

          (iii) Additional documents or certificates, in form and substance satisfactory to Purchasers, with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as the Purchasers may reasonably request.

          (iv) The executed Certificate of Designations, the executed Warrants and the executed Registration Rights
     Agreement.

          (v) Certified copies of the resolutions of the Board of Directors of Managing General Partner, in its capacity as managing general partner of the Company, approving this Agreement, the Securities, the Certificate of Designations, the Registration Rights Agreement, the other Securities Documents and of all documents evidencing other necessary partnership or corporate action and governmental approvals, if any, with respect to this Agreement, the Securities, the Certificate of Designations, the Shareholder Agreement, the Registration Rights Agreement and the other Securities Documents.

          (vi) A certificate of the Secretary or an Assistant Secretary of the Managing General Partner certifying the names and true signatures of the officers of the Managing General Partner authorized to sign (on behalf of the Company) this Agreement, the Notes, the Certificate of Designations, the Shareholder Agreement, the Registration Rights Agreement and the other Securities Documents to be delivered hereunder.

          (vii) A copy of the Partnership Agreement and Certificate of Limited Partnership for the Company and all amendments thereto, certified by the Corporate Secretary of Managing General Partner and certificates of qualification and good standing (or similar instruments) for the Company issued by the Secretary of State of the state of formation of the Company and of each of the states wherein the Company is qualified , or required to be qualified, to do business, each dated within ten (10) days of the Closing Date.

          (viii) Documents similar to those specified in the immediately preceding clauses (v), (vi) and (vii) for each Related Person who is a party to any Securities Document with respect to such Person and its execution of such Securities Document.

          (ix) Additional documents or certificates, in form and substance satisfactory to Purchasers, with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as the Purchasers may reasonably request.


     3C. No Litigation. As of the Date of Closing, there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Related Person threatened, against the Company challenging or otherwise relating to the transactions described herein or in the proxy statement or any other filing required by the Securities and Exchange Commission regarding Unitholder Approval.

     3D. Partnership Agreement. The Company shall promptly after the execution of this Agreement submit to the Purchasers for their approval (which approval may be granted or denied in the sole discretion of the Purchasers) a form of amendment and restatement of the Partnership Agreement (the "Draft Partnership Amendment") in order to amend and restate the Partnership Agreement to give effect to the modified capital structure of the Company proposed by the Managing General Partner and to the Certificate of Designations. The Draft Partnership Amendment shall (i) incorporate the Certificate of Designations as an exhibit to the Partnership Agreement, (ii) contain all such other amendments as are necessary to give effect to the relative rights, powers and duties of the holders of the securities described in the Certificate of Designations, (iii) shall contain a statement that notwithstanding anything to the contrary contained elsewhere in the Partnership Agreement, in the event that any conflict exists between the Partnership Agreement on the one hand and the Certificate of Designations on the other, the terms of the Certificate of Designations shall control, (iv) provide for the modified capital structure proposed by the Managing General Partner, and (v) otherwise be satisfactory in form and substance to the Purchasers in all respects, as determined in the sole and absolute discretion of the Purchasers. The modified capital structure proposed by the Managing General Partner will change the Company's existing convertible preferred units and existing common units into a single class of common limited partner units with identical rights and privileges, eliminate the existing contingent distribution preferences of the general partners, eliminate the cumulative distribution arrearage and provide for a reverse unit split of the existing common units of Borrower then outstanding, which split shall result in the unitholders of existing convertible preferred units of Borrower owning approximately 95% of the Common Units as of the completion of such modification and the unitholders of the existing common units of Borrower owning approximately 5% of the Common Units as of the completion of such modification. If the Purchasers and the Company shall not reach an agreement, in writing, with respect to the final form of the Partnership Amendment on or prior to August 23, 1996, the Purchasers shall have no further obligations under this Agreement. The Draft Partnership Amendment approved by the Purchasers is herein called the "Partnership Amendment". As of the Date of Closing, the Partnership Agreement of the Company shall have been amended by the form of the Partnership Amendment ultimately approved by the Purchasers and the Company pursuant to this paragraph 3D.

     3E. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Date of Closing; there shall exist on the Date of Closing no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer's Certificate, dated the Date of Closing, to both such effects.

     3F. Exchange Permitted by Applicable Laws. The Exchange on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

     3G. Legal Matters. Counsel for Purchasers, including any special counsel for the Purchasers retained in connection with the Exchange, shall be satisfied as to all legal matters relating to the Exchange, and Purchasers shall have received from such counsel favorable opinions as to such legal matters as they may request.

     3H. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     3I.  Issuance of Notes to Other Purchaser.  Each other
Purchaser shall have exchanged its Original Term Notes as contemplated by Paragraph 2A.

     3J. Interest on Original Term Notes. The Company shall have paid all interest accrued on the Original Term Notes through the Date of Closing.

     3K. Unitholder Approval. Unitholder Approval shall have been received.

     3.1 Company's Conditions at Closing. The Company's obligation to make the Exchange is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

     3.1A Certain Documents as of the Date Hereof. The Company shall have received the following, each dated as of the date hereof:

     (i)  This Agreement.

     (ii)  The Intercreditor Agreement.

     3.1B Exchange Permitted by Applicable Laws. The Exchange on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including without limitation, Section 5 of the Securities Act) and shall not subject the Company to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and the Company shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

     3.1C Unitholder Approval. Unitholder Approval shall have been received.


     PARAGRAPH 4.  PREPAYMENTS.

     4. Prepayments. The Notes shall be subject to required prepayment only with respect to the required prepayments specified in paragraph 4E and shall be subject to prepayment only with respect to the optional prepayments specified in paragraph
4A.

     4A. Optional Prepayment. Prior to the Refinancing Trigger Date, the Notes are subject to prepayment, in whole at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date. Following the Refinancing Trigger Date, the Unsecured Series A Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of $100,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date, if any, with respect to each Unsecured Series A Note.

     4B. Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4A irrevocable written notice of any prepayment not less than 20 days and not more than 60 days prior to the prepayment date, specifying such prepayment date and specifying the aggregate principal amount of the Notes to be prepaid on such date, identifying each Note held by such holder, and the principal amount of each Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4A. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4A, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Information Schedule attached hereto or by notice in writing to the Company.

     4C. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4E, the principal amount to be prepaid shall be applied pro rata to all outstanding Notes (including, for the purpose of this paragraph 4C only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4E) according to the respective unpaid principal amounts thereof.

     4D. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or upon acceleration of such final maturity pursuant to paragraph
7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

     4E. Required Prepayment of Notes. The Notes shall be subject to prepayment as required by Section 2.06(c) of the Credit Agreement (as incorporated herein by paragraph 5 below).

     PARAGRAPH 5.  COVENANTS AND AGREEMENTS.

     5.A.  SENIOR NOTE COVENANTS.  So long as any Senior Secured
Note is outstanding and unpaid, the Company shall, and will cause the other Related Persons to, at all times perform, comply with and observe for the benefit of the holders of the Securities all of the terms and provisions of Section 2.06(c), Article VI and
Article VII of the Credit Agreement (specifically including any financial reporting requirements therein) which are applicable to it or any Related Person, as the case may be, even though the Company or such Related Person, as the case may be, may not be or may cease to be a party thereto. For purposes hereof, Section 2.06(c), Article VI and Article VII of the Credit Agreement, all defined terms used therein and all schedules and exhibits referred to therein are hereby incorporated herein by reference mutatis mutandis, with references therein to (i) Agent and Lenders (each as defined in the Credit Agreement) being construed as references to the holders of the Securities, (ii) Borrower and Related Persons (each as defined in the Credit Agreement) being construed as references to the Company and the Related Persons (as defined herein), (iii) Default and Event of Default (each as defined in the Credit Agreement) being construed as references to a Default or Event of Default (each as defined herein), (iv) Agreement (as defined in the Credit Agreement) being construed as references to this Agreement (as defined herein), (v) Loan Documents (as defined in the Credit Agreement) being construed as references to Securities Documents (as defined herein) and (vi) Obligations (as defined in the Credit Agreement) being construed as references to the Securities. The covenants incorporated herein by reference as in effect on the date of execution of this Agreement shall be deemed to continue in effect for the benefit of the holders of the Senior Secured Notes for so long as any Securities remain outstanding, whether or not said provisions otherwise remain in effect or are amended, restated or otherwise modified, unless the Required Holders shall consent to such amendment, restatement or other modification.

     5.B. UNSECURED NOTE COVENANTS. So long as any Unsecured Series A Note is outstanding and unpaid, the Company shall, and will cause the other Related Persons to, at all times perform, comply with and observe for the benefit of the holders of the Unsecured Series A Notes all of the terms and provisions of
Section 4 of the Certificate of Designations (specifically including any financial reporting requirements therein) which are applicable to it or any Related Person, as the case may be. For purposes hereof, Section 4 of the Certificate of Designations, all defined terms used therein and all schedules and exhibits referred to therein are hereby incorporated herein by reference mutatis mutandis, with references therein to holders of Preferred Units for purposes of delivery of documents or information or giving waivers or approvals being construed as references to the holders of the Unsecured Series A Notes. The covenants incorporated herein by reference as in effect on the date of execution of this Agreement shall be deemed to continue in effect for the benefit of the holders of the Unsecured Series A Notes for so long as any Unsecured Series A Notes remain outstanding, whether or not said provisions otherwise remain in effect or are amended, restated or otherwise modified, unless the Required Holders shall consent to such amendment, restatement or other modification.

     PARAGRAPH 6.  CONVERSION OF NOTES.

     6A.  Conversion of Notes on the Refinancing Trigger Date.
On the Refinancing Trigger Date:

          (i) The Series A Notes will automatically convert to convertible unsecured promissory notes with a maturity date of the earlier of (1) ninety (90) days after the Refinanced Debt Maturity Date or (2) three (3) years and three (3) months from the Refinancing Trigger Date in an aggregate amount equal to the outstanding amount of the Series A Notes as of the Refinancing Trigger Date, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Adjusted Base Rate and on overdue payments at the rate specified therein, and to be substantially in the form of Exhibit A-4 attached hereto. The term "Unsecured Series A Notes" as used herein shall include each such Convertible Unsecured Series A Promissory Note delivered pursuant to any provision of this Agreement and each such Convertible Unsecured Series A Promissory Note delivered in substitution or exchange for any other Unsecured Series A Note pursuant to any such provision.

          The Company will deliver to each holder of a Series A Note, at the offices of Counsel's Offices, one or more Unsecured Series A Notes registered in such holder's name, evidencing the amount of Series A Notes converted into Unsecured Series A Notes on the Refinancing Trigger Date. The Company shall also pay on the Refinancing Trigger Date to each holder of a Series A Note all accrued but unpaid interest on such Series A Note through the Refinancing Trigger Date. Each holder of a Series A Note agrees to surrender its Series A Note marked "ineffective" to the Company immediately upon receipt by such holder of its Unsecured Series A Note, provided that the failure by any holder to so surrender its Series A Notes shall not release the Company from any of its obligations hereunder.

          (ii) The Series B Notes will automatically convert to Series B Units, and the Company will deliver to each holder of a Series B Note, at Counsel's Offices, Series B Units in an aggregate Stated Value equal to the aggregate outstanding principal balance of the Series B Notes held by such Person as of the Refinancing Trigger Date. The Series B Units will be governed by the terms of the Certificate of Designations attached hereto as Exhibit D. The Company shall also pay to each holder of a Series B Note all accrued but unpaid interest on the Series B Notes of such holder through the Refinancing Trigger Date, and such interest shall become due on such date. Each holder of a Series B Note agrees to surrender its Series B Notes to the Company immediately upon receipt by such holder of its Series B Units, provided that the failure by any holder to so surrender its Series B Notes shall not release the Company from any of its obligations hereunder.

          (iii) The Series C Notes will automatically convert to Series C Units, and the Company will issue to each holder of a Series C Note, at Counsel's Offices, Series C Units in an aggregate Stated Value equal to the aggregate outstanding principal balance of the Series C Notes held by such Person as of the Refinancing Trigger Date. The Series C Units will be subject to the terms of the Certificate of Designations attached hereto as Exhibit E. The Company shall also pay to each holder of a Series C Note all accrued but unpaid interest on the Series C Notes of such holder through the Refinancing Trigger Date, and such interest shall become due on such date. Each holder of a Series C Note agrees to surrender its Series C Notes to the Company immediately upon receipt by such holder of its Series C Units, provided that the failure by any holder to so surrender its Series C Notes shall not release the Company from any of its obligations hereunder.

          (iv)  After the Refinancing Trigger Date, each Series B
     Note and Series C Note shall be deemed to be null and void except for the right to receive Series B Units and Series C
     Units in accordance with the terms of this Agreement.

          (v) Pursuant to the terms and conditions of the Intercreditor Agreement, the Agent (as defined in the Intercreditor Agreement) shall, at the Company's expense, prepare and execute all necessary instruments to reflect and effect the termination of all Collateral Documents and the release of all Liens on the Collateral in respect of the Notes, except with respect to obligations of Pride SGP under the Pride SGP Agreement.

     6B.  Conversion of Notes at Holder's Option.

          (i) Subject to and upon compliance with the provisions of this paragraph 6, any holder of the Series A Notes shall have the right, at such holder's option, at any time during the Series A Conversion Period to convert all or any part of the unpaid principal amount of such holder's Series A Notes into Common Units at the Conversion Price. In order to exercise such conversion privilege such holder shall surrender the Series A Notes to be converted to the Company with its written conversion request attached to such Series A Notes duly executed by such holder (a "Conversion Request") designating the principal amount of such Series A Notes to be converted.

          (ii) Subject to and upon compliance with the provisions of this paragraph 6, any holder of the Series B Notes shall have the right, at such holder's option, at any time during the Series B Conversion Period to convert all or any part of the unpaid principal amount of such holder's Series B Notes into Common Units at the Conversion Price.
     In order to exercise such conversion privilege such holder shall surrender the Series B Notes to be converted to the Company with its Conversion Request designating the principal amount of such Series B Notes to be converted.

          (iii) Subject to and upon compliance with the provisions of this paragraph 6, any holder of the Series C Notes shall have the right, at such holder's option, at any time during the Series C Conversion Period to convert all or any part of the unpaid principal amount of such holder's Series C Notes into Common Units at the Conversion Price.
     In order to exercise such conversion privilege such holder shall surrender the Series C Notes to be converted to the Company with its Conversion Request designating the principal amount of such Series C Notes to be converted.

          (iv) Subject to and upon compliance with the provisions of this paragraph 6, any holder of the Unsecured Series A Notes shall have the right, at such holder's option, at any time during the Series A Conversion Period to convert all or any part of the unpaid principal amount of such holder's Unsecured Series A Notes into Common Units at the Conversion Price. In order to exercise such conversion privilege such holder shall surrender the Unsecured Series A Notes to be converted to the Company with a Conversion Request attached to such Unsecured Series A Notes duly executed by such holder designating the principal amount of such Unsecured Series A Notes to be converted.

          (v) So long as the Company is required to incur material expense for partnership accounting and asset valuation in connection with a conversion under this Section 6B or under the Certificate of Designations, the frequency of conversions under this Section 6B or under the Certificate of Designations will be limited as follows:
     (1) each holder of any Note or Preferred Unit may convert in connection with a proposed sale of Common Units under the Registration Rights Agreement; (2) each holder of any note or Preferred Unit may convert if any other note or other convertible security of the Company is being converted to Common Units on such day (and the Company shall give prior notice to each of the holders of the Notes and the holders of the Preferred Units of any such conversion to the extent reasonably practical); (3) in addition to clauses (1) and
     (2), each Purchaser (together with all Assignees of such Purchaser as provided below) may otherwise convert on one day during any 90 day period and (4) in addition to clauses
     (1), (2) and (3), each holder may convert upon payment to the Company of the actual additional out-of-pocket expenses for partnership accounting and asset valuation attributable solely to such additional conversion. The Company shall treat conversions as occurring on the same day if they are in such close proximity in time to permit such treatment under partnership accounting practices. In the event any Purchaser sells, assigns or otherwise transfers any of its Notes or Preferred Units to any other Person (such other Person and any subsequent assignee of such Notes or Preferred Units of such Purchaser herein called an "Assignee"), no Assignee shall have separate, cumulative rights under clause (3) to convert the transferred Note or Preferred Units, and the transferring Purchaser may by agreement provide for assignment, allocation and coordination of the use of such limited frequency of conversions under clause (3).

     6C. Issuance of Certificates. As promptly as practicable after (and in any event not later than 5 Business Days after) the date on which a conversion of any Note is deemed effective in accordance with the next succeeding sentence, the Company shall issue and deliver to the holder effecting such conversion, registered in such name or names as such holder may direct, a certificate or certificates representing the number of Common Units issuable upon the conversion of such Note (or specified portion thereof) and upon such conversion such Note (or specified portion thereof) shall immediately be cancelled. Such conversion shall be deemed to have been effected as of the close of business on the date on which such Conversion Request shall have been delivered to the Company and such Note shall have been surrendered, as aforesaid, and at such time such holder's rights as holder of such Note (or specified portion thereof) shall cease, and the Person or Persons whose name or names any certificate or certificates for Common Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Units represented thereby; provided, however, that any such surrender on any date when the unit transfer books of the Company are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder of the Note so surrendered for conversion and to constitute the Person entitled to receive such Common Units as the record holder thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open and such conversion shall be at the Conversion Price in effect at such time.

     6D. Fractional Interests; Accrued Interest; Partial Conversion. No fractional Common Units shall be issued upon conversion of any Note. Upon the conversion of any Note, the Company shall pay to the holder surrendering such Note the interest on such Note or specified portion thereof surrendered for conversion accrued to the date upon which such Note shall have been surrendered for conversion. In the case of any Note which is converted in part only, the Company shall, upon such conversion, cause to be executed and delivered to or upon the order of the holder surrendering such Note, at the expense of the Company, a new Note or Notes (as requested) in principal amounts equal to the unconverted portion of such Note and bearing interest from the date to which interest has been paid on the Note so surrendered or cause notation to be made on such Note of the principal amount thereof so converted and the date of conversion and return the same to such holder.

     6E. Issue Tax. The issuance of certificates for Common Units upon conversion of Notes shall be made without charge to holders of the Notes for any issuance Tax in respect thereto, provided that the Company shall not be required to pay any Tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder converting such Note or Notes.

     6F. Closing of Books. The Company will not at any time close its transfer books against the transfer of any Note or of any Common Unit issued or issuable upon the conversion of any
Note in any manner which interferes with the timely conversion of such Note.

     6G. Prohibition of Certain Actions. The Company will not, by amendment of its Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this paragraph 6 by the Company or any of the terms of its Partnership Agreement which are applicable to Common Units issuable upon conversion of the Notes, but will at all times in good faith assist in the carrying out of all of the provisions of this paragraph 6 and in the taking of all such other action as may reasonably be requested by any holder in order to protect the conversion privilege and other rights of the Notes and of the Common Units issuable upon conversion of the Notes against any impairment.

     6H. Rights Offering. If the Company, at any time while any of the Notes are outstanding, shall distribute pro rata to holders of Common Units any warrants or other rights to purchase additional Common Units (a "Rights Offering"), the holder of each Note shall be entitled to all benefits, and shall be subject to all limitations, of Section 11 of the Certificate of Designations as if such holder had converted its Notes to Preferred Units prior to such Rights Offering.

     PARAGRAPH 7.  EVENTS OF DEFAULT.

     7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) the Company shall fail to pay when due interest on any Note and such default shall continue for five (5) days;
     or

          (ii) the Company shall fail to pay any principal of any Note, or any part thereof, when due; or

          (iii) any representation or warranty made under this Agreement, or any of the other Securities Documents, or in any certificate or statement furnished or made to any Purchaser pursuant hereto or in connection herewith or with the Notes, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made; or

          (iv) while any Senior Secured Note is outstanding, default shall occur in the performance of any of the covenants or agreements of the Related Persons contained in Sections 6.01, 6.02, 6.03, 6.04, 6.11, 6.12, 6.13, 7.02, or
     7.06 of the Credit Agreement, or of comparable provisions in any of the Securities Documents and shall continue for fifteen (15) days after the Company has knowledge of such default; or

          (v) while any Senior Secured Note is outstanding, default shall occur in the performance of covenants and agreements of any Related Person under the Credit Agreement or in the Securities Documents, which are not the subject of other clauses of this paragraph 7A; or

          (vi) default shall occur in the payment of any material Indebtedness of any Related Person in excess of $500,000.00 (other than the Notes); default shall occur in respect of any note, loan agreement or credit agreement relating to any such Indebtedness and such default shall continue for more than the period of grace, if any, specified therein (or if there is no such grace period, for more than ten (10) days) or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be paid or extended within ten (10) days; or

          (vii) any of the Securities Documents (other than the Intercreditor Agreement) shall cease to be legal, valid and binding agreements enforceable against the Person executing the same in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (other than an expiration or termination in accordance with their express terms thereof); or

          (viii) any Related Person shall (1) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or of all or a substantial part of such Person's assets, (2) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due or generally not pay such Person's debts as they become due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any Debtor Laws, (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization or insolvency proceeding, or (6) take corporate action for the purpose of effecting any of the foregoing; or

          (ix) an involuntary petition or complaint shall be filed against any Related Person seeking bankruptcy or reorganization or such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within thirty (30) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of any Related Person or any subsidiary of any such Persons or appointing a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets; or

          (x) any final judgment(s) for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against any Related Person and such judgment or judgments shall not be satisfied or discharged at least ten
     (10) days prior to the date on which its assets could be lawfully sold to satisfy such judgment; or

          (xi) while any Senior Secured Note is outstanding, both the following events shall occur: (1) either (x) proceedings shall have been instituted to terminate, or a notice of termination shall have been filed with respect to, any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) by any Related Person, any member of the Controlled Group, PBGC or any representative of any thereof, or any such Plan shall be terminated, in each case under Section 4041 or 4042 of ERISA, or (y) a Reportable Event, the occurrence of which would cause the imposition of a Lien under Section 4068 of ERISA, shall have occurred with respect to any Plan (other than a Multi-Employer Pension Plan as that term is defined in Section 3(37) of ERISA) and be continuing for a period of sixty (60) days; and (2) the sum of the estimated liability to PBGC under Section 4062 of ERISA and the currently payable obligations of any Related Person to fund liabilities (in excess of amounts required to be paid to satisfy the minimum finding standard of Section 412 of the
     Code) under the Plan or Plans subject to such event shall exceed ten percent (10%) of such Related Person's Tangible Net Worth at such time; or

          (xii) while any Senior Secured Note is outstanding, any or all of the following events shall occur with respect to any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA) to which any Related Person contributes or contributed on behalf of its employees: (1) any Related Person incurs a withdrawal liability under
     Section 4201 of ERISA; or (2) any such plan is "in reorganization" as that term is defined in Section 4241 of ERISA; or (3) any such Plan is terminated under Section 4041A of ERISA and the Required Holders determine in good faith that the aggregate liability likely to be incurred by the Company, as a result of all or any of the events specified in the immediately preceding clauses (1), (2) and
     (3) occurring, shall have a material adverse effect; or

          (xiii) any default or event of default shall occur in respect of the Credit Agreement and such default or event of default has not been cured or permanently waived prior to the expiration of any applicable grace period.

then (a) if such event is an Event of Default specified in clause
(i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any other Related Person) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii) or (ix) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) if such event is any Event of Default other than as specified in preceding clause (b), the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon.

     7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes and the principal of any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

     7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the Required Holders may proceed to protect and enforce the rights under this Agreement and the Notes by exercising such remedies as are available in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     PARAGRAPH 8.  REPRESENTATIONS AND WARRANTIES.

     8.  Representations and Warranties.  The Company, Managing
General Partner and Special General Partner, jointly and severally, represent and warrant as follows:

     8A.  Organization and Good Standing.

          (i) Each Related Person which is a corporation or partnership is duly organized and validly existing in good standing under the laws of the state of its organization.

          (ii) Each Related Person is duly qualified as a foreign corporation or partnership and in good standing in all states in which it is doing business and has all corporate or partnership power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein it proposes to transact business in the future.

     8B.  Authorization and Power.

          (i) Each Related Person has full corporate or partnership power and requisite authority to execute, deliver and perform the Securities Documents to which it is a party. Each Related Person is duly authorized to, and has taken all action necessary to authorized such Related Person to execute, deliver and perform the Securities Documents executed by such Related Person. Each Related Person is and will continue to be duly authorized to perform the Securities Documents executed by such Related Person.

          (ii) Each Related Person possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that (1) are necessary for the ownership, maintenance and operations of its properties and assets, and (2) the loss of which could have a material adverse effect on such Related Person's business, and such Related Person is not in violation of any provision thereof.

     8C. No Conflicts or Consents. Subject to Unitholder Approval, neither the execution and delivery of the Securities Documents, nor the consummation of any of the transactions therein contemplated (including without limitation the issuance of the Securities), nor compliance with the terms and provisions thereof, will contravene or materially conflict with any provision of law, statute or regulation to which any Related Person is subject or any judgment, license, order or permit applicable to any Related Person, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which any Related Person may be bound, or to which any Related Person may be subject, or violate any provision of any Related Person's articles or certificates of incorporation, certificates of limited partnership, partnership agreement or bylaws. Except for the Unitholder Approval with respect to the Certificate of Designations, no consent, approval, authorization or order of any Tribunal or third party is required in connection with the execution and delivery by the Related Persons of the Securities Documents or to consummate the transactions contemplated hereby or thereby.

     8D. Enforceable Obligations. Subject to Unitholder Approval, the Securities Documents have been duly executed and delivered by each Related Person which is a party thereto, and are the legal and binding obligations of such Related Person, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

     8E. No Liens. Except for Permitted Liens, all of the properties and assets of each Related Person are free and clear of all Liens and other adverse claims of any nature, and each Related Person has good and marketable title to such properties and assets.

     8F. Financial Condition. The Company has delivered to each Purchaser copies of (i) the audited annual financial statements dated as of December 31, 1995, and (ii) the unaudited quarterly financial statements dated as of June 30, 1996, certified by the Company that such financial statements are true and correct, fairly represent the financial condition of the Related Persons as at such date and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods. As of the Closing Date, there are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations) of any Related Person which are (separately or in the aggregate) material and are not reflected in such financial statements and no changes having a material adverse effect have occurred since the date of such financial statements.

     8G. Full Disclosure. There is no material fact that the Related Persons have not disclosed to any Purchaser which could have a material adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Company or any other Related Person. Neither the financial statements referenced in paragraph 8F hereof, nor any certificate or statement delivered herewith or heretofore by any Related Person to any Purchaser in connection with negotiations of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to, keep the statements contained herein or therein from being misleading.

     8H. No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

     8I. Material Agreements. No Related Person is in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which such Related Person is a party or by which any of its properties is bound.

     8J. No Litigation. Except as disclosed pursuant to the Credit Agreement prior to the date hereof, there are no actions, suits or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Related Person threatened, against such Related Person that could, if adversely determined, have a material adverse effect.

     8K. Burdensome Contracts. No Related Person is a party to, or bound by, any contract which is a burdensome contract having a material adverse effect.

     8L. Regulatory Defects. As of the Closing Date, no Related Person has been advised nor has actual knowledge of its failure to comply with all applicable laws, rules, regulations, and all orders of any Tribunal applicable to it or any of its property, business or operations or transactions thereto would, if adversely determined, have a material adverse effect.

     8M. Use of Proceeds; Margin Stocks. None of the proceeds of the Notes will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X, or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U, Regulation X, or Regulation G. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause the Notes or any of the other Securities Documents, including this Agreement, to violate Regulation U, Regulation X, or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. The Company owns no margin stock except for that described in the financial statements referred to in paragraph 8F hereof and, as of the date hereof, the aggregate value of all margin stock owned by the Company does not exceed 25% of the value of all the Company's assets.

     8N.  Taxes.   All tax returns required to be filed by any
Related Person in any jurisdiction have been filed or properly extended and all taxes (including mortgage recording taxes), assessments, fees and other governmental charges upon any Related Person or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon. There is no proposed tax assessment against any Related Person, except as disclosed pursuant to the Credit Agreement prior to the date hereof.

     8O.  Principal Office, Etc.   The principal office, chief
executive office and principal place of business of each Related
Person is 1209 N. 4th, Abilene, Texas 79601. Each Related Person maintains its principal records and books at such address.

     8P.  ERISA.   (i) No Reportable Event has occurred and is
continuing with respect to any Plan; (ii)PBGC has not instituted proceedings to terminate any Plan; (iii) neither any Related Person, any member of the Controlled Group, nor any duly-appointed administrator of a Plan (1) has incurred any liability to PBGC with respect to any Plan other than for premiums not yet due or payable, or (2) has instituted or intends to institute proceedings to terminate any Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA); and (iv) each Plan of each Related Person has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA applicable thereto.

     8Q.  Compliance with Law.   Each Related Person is in
compliance with all laws, rules, regulations, orders and decrees which are applicable to such Related Person, or its properties.

     8R. Government Relation. No Related Person is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended), or any other law (other than Regulation X) which regulates the incurring by such Related Person of Indebtedness, including but not limited to laws relating to common contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

     8S. Insider. No Related Person is, and no Person having "control" (as that term is defined in 12 U.S.C. S375(b)(5) or in regulations promulgated pursuant thereto) of any Related Person is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. S375(b) or in regulations promulgated pursuant thereto) of any Purchaser, of a bank holding company of which any Purchaser is a subsidiary, or of any subsidiary of a bank holding company of which any Purchaser is a subsidiary, or of any bank at which any Purchaser maintains a "correspondent account" (as such term is defined in such statute or regulations), or of any bank which maintains a correspondent account with any Purchaser.

     8T. Subsidiaries and Stock. The Company does not own capital stock or other ownership interests in any Person, except 99% ownership of Desulfur Partnership, 100% ownership of Pride Marketing of Texas (Cedar Wind), Inc. and 100% ownership of Pride Borger, Inc. Managing General Partner does not own capital stock or other ownership interests in any Person, except a 1.9% general partnership interest in the Company. Special General Partner does not own capital stock or other ownership interests in any Person, except a 0.1% general partnership interest and a 51.7% common limited partnership interest in the Company. Pride Marketing of Texas (Cedar Wind), Inc. does not own capital stock or other ownership interests in any Person. Pride Borger, Inc. does not own capital stock or other ownership interests in any Person.

     8U.  Fair Labor Standards Act.   Each Related Person has
complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, 29 U.S.C. S 200, et seq., as amended from time to time (the "FLSA"), including specifically, but without limitation, 29 U.S.C. S 215(a). This representation and warranty, and each reconfirmation hereof, shall constitute written assurance from each Related Person, given as of the date hereof and as of the date of each reconfirmation, that each Related Person has complied with the requirements of the FLSA, in general, and Section 215(a)(1), thereof, in particular.

     8V.  Casualties.   Neither the business nor the properties
of any Related Person is currently affected by any environmental hazard, fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could have a material adverse effect.

     8W.  Investment Company Act.  No Related Person is an
"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

     8X.  Hazardous Substances.

          (i)  To the best of each Related Person's knowledge:
     (1) all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the business of such Related Person has been obtained and (2) such Related Person's business operations are in compliance with all Environmental Laws.

          (ii) Except as disclosed on Exhibit G to the Credit Agreement, no unremedied notice, citation, summons or order has been issued, no unremedied complaint has been filed, no unremedied penalty has been assessed and, to the best of each Related Person's knowledge, no investigation or review is pending or threatened by any governmental entity under any Environmental Law or with respect to any generation, treatment, storage, recycling, transportation or disposal of any hazardous or toxic or polluting substance or waste (including petroleum products and radioactive materials) generated or used ("Hazardous Substances") by such Related Person.

          (iii) Except as disclosed on Exhibit G to the Credit Agreement, no Related Person has received any request for information, notice of claim, demand or other notification that such Related Person is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance or any other violation of any Environmental Laws.

          (iv)  Except as disclosed on Exhibit G to the Credit
     Agreement, there are no underground storage tanks, active or abandoned, at any property now owned, operated or leased by any Related Person.

          (v) Except as disclosed on Exhibit G to the Credit Agreement, no environmental inspections, investigations, studies, audits, tests, reviews or other analyses are currently being conducted in relation to any property or business now owned, operated, or leased by any Related Person, and each Related Person shall promptly forward a copy to each Significant Holder of any such environmental inspections, investigations, studies, tests, reviews or other analyses; provided, that no Related Person makes any representation or warranty with respect to environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of any Purchaser.

For purposes of this paragraph 8X, the term "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, and environmental matters applicable to the Company's business and facilities (whether or not owned by it). Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Toxic Substances Control Act, Clean Water Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Information System, all state and federal super lien and environmental cleanup programs, and the U.S. Department of Transportation regulations.

     8Y. Collateral. The existing Collateral Documents constitute perfected first priority Liens upon all of the right, title and interest of each Related Person in and to (i) the entire refinery known as the Pride Refinery, located in Jones County, Texas, and all real and personal property owned or used in connection therewith, subject only to Permitted Liens and (ii) all of the properties described on Exhibit H to the Credit Agreement and all real and personal property owned or used in connection therewith, subject only to Permitted Liens.

     8Z. Corporate Name. No Related Person has during the preceding five years, been known as or used any other partnership, corporate, fictitious or tradenames. Except as set forth on Exhibit I to the Credit Agreement, no Related Person has been, during the preceding five years, the survivor of a merger or consolidation or acquired all or substantially all of the assets of any Person

     8AB. Representations and Warranties. The delivery of any document to any Purchaser under the terms of this Agreement shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by the Company that no Default or Event of Default exists and that all representations and warranties contained in this paragraph 8 or in any other Securities Document are true and correct on and as of such date.

     8AC. Survival of Representations and Warranties. All representations and warranties by the Related Persons herein shall survive the issuance of the Notes and the other Securities Documents, and any investigation at any time made by or on behalf of any Purchaser or any other holder of any Security shall not diminish such party's right to rely thereon.

     8AD.  Solvency.   As of the Closing Date, no obligation
shall have been incurred by any Related Person pursuant to any Securities Document with the intent to hinder, delay, disturb or defraud creditors of any Related Person and no Related Person (i) shall be insolvent (within the meaning of Section 101(29) of the Bankruptcy Code of 1978, as amended, Section 2 of the Uniform Fraudulent Transfer Act) or will become "insolvent" (after giving effect to the transactions contemplated in any Loan Document)' as a result of the incurrence of any such obligation; (ii) shall be engaged in any business or transaction with unreasonably small capital (after giving effect to the transactions contemplated in any Securities Document); and (iii) shall be unable to perform its contingent obligations and other commitments as they mature in the normal course of business.

     8AE.  Offering of Securities.   Neither the Company nor any
agent acting on its behalf has, directly or indirectly, offered any Security or any similar security of the Company for sale to, or solicited any offers to buy any Security or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of any Security to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     8AF.  Authorization of Issuance; Reservation of Units.
When issued and delivered pursuant to this Agreement, each of the Common Units and the Preferred Units will have been duly authorized, issued and delivered and will constitute valid and legally binding obligations of the Company. When issued and delivered pursuant to this Agreement, each of the Common Units and the Preferred Units will be fully paid and without requirement to make any additional capital contribution therefor. During the period within which the Notes or the Preferred Units may be converted into Common Units, the Company will not at any time limit the number of Common Units that may be issued by the Company or take any other action that would impair the Company's ability to issue Common Units sufficient to permit the conversion of all outstanding Notes or Preferred Units and the conversion, exchange or exercise of all other securities and instruments convertible or exchangeable into or exercisable for Common Units. All Common Units which are issuable upon conversion of the Notes or the Preferred Units will, when issued, be validly issued and fully paid without requirement to make any additional capital contribution therefor. The issuance of any of the Preferred Units or Common Units will not violate the preemptive or similar rights of any Person. The issuance of any of the Preferred Units or Common Units will not be subject to any preemptive or similar rights.

     8AG.  Outstanding Options, Warrants, Etc.   Neither the
Company nor any Related Person has any outstanding options, warrants, debentures or other securities or instruments convertible into or exchangeable or exercisable for Common Units or any other security of the Company or any Related Person, and there are no contracts, commitments or arrangements pursuant to which the Company or any Related Person is or may become bound to issue or sell any Common Units or other securities.

     8AH.  Capitalization.   (i)  As of the date hereof, the
number of convertible preferred units of the Company is 4,700,000 units all of which are validly issued and outstanding and fully paid, and the number of common units of the Company is 5,250,000, all of which are validly issued and outstanding and fully paid. The outstanding preferred and common units of the Company are not subject to, nor were they issued in violation of, any preemptive or similar rights of unitholders.

     (ii) As of the Date of Closing, the number of Common Units of the Company is the amount certified pursuant to a separate certificate delivered by the Company to each Purchaser on the Date of Closing, all of which are validly issued and outstanding and fully paid and no other units representing partnership interests in the Company are outstanding. The outstanding Common Units of the Company are not subject to, nor were they issued in violation of, any preemptive or similar rights.

     PARAGRAPH 9.  REPRESENTATIONS OF EACH PURCHASER.

     9. Representations of Each Purchaser. Each Purchaser, severally and not jointly, represents that it is not acquiring the Notes to be issued to it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Each Purchaser represents that it is an "Accredited Investor", as defined in Regulation D promulgated under the Securities Act. Each Purchaser confirms that it understands the nature of, and risks attendant to, investments in securities of the type contemplated by this Agreement. Each Purchaser understands that securities contemplated by this Agreement have not been registered under the securities laws of any state or under the Securities Act, and are offered in reliance on exemptions therefrom.

     PARAGRAPH 10.  DEFINITIONS.

     10. Definitions. For the purpose of this Agreement, the terms defined in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     10A.  Other Terms.

     "Adjusted Base Rate" shall mean a rate per annum equal to the lesser of (x) the Base Rate plus one percent (1%) or (y) the Maximum Rate.

     "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "Authorized Officer" shall mean the chief executive officer, chief financial officer or any vice president of the Company designated as an "Authorized Officer" of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to the holders of the Securities. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom any holder of any Security in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

     "Base Rate" shall mean the variable rate of interest established from time to time by NationsBank of Texas, N.A. as its "prime rate". Such rate is set by NationsBank of Texas, N.A. as a general reference rate of interest, taking into account such factors as it may deem appropriate, it being understood that many of such bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or the best rate actually charged to any customer, that it may not correspond with further increases or decreases in interest rates charged by other lenders or market rates in general and that such bank may make various commercial or other loans at rates of interest having no relationship to such rate. Each change in the Base Rate shall become effective without notice to the Company automatically as of the opening of business on the date of such change in the Base Rate.

     "Business Day" shall mean any day other than (i) a Saturday or a Sunday, and (ii) a day on which commercial banks in Dallas, Texas are required or authorized to be closed.

     "Capital Lease" shall mean, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with generally accepted accounting principles, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or
(ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

     "Certificate of Designations" shall mean, collectively, the Certificate of Designations of Series B Cumulative Convertible Preferred Units attached hereto as Exhibit D and the Certificate of Designations of Series C Cumulative Convertible Preferred Units attached hereto as Exhibit E.

     "Closing" or "Date of Closing" shall have the meaning specified in paragraph 2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Collateral" shall mean property in which Liens are granted to secure the Senior Secured Notes.

     "Collateral Documents" shall mean all documents listed on
Schedule 1 attached hereto, and all other security agreements, mortgages, deeds of trust, assignments, pledges, financing statements, stock or bond powers, and other agreements, instruments and documents, including any amendments thereto and extensions thereof, which provide for the grant, perfection and/or alienability of Liens in Collateral, which secure partially or fully, directly or indirectly, the Senior Secured Notes, whether executed and/or delivered or filed prior to, contemporaneously with, or at any time after the Closing Date.

     "Common Units" shall mean a partnership interest in the Company representing a fractional part of the aggregate partnership interests in the Company and having the rights and obligations specified with respect to Common Units in the Partnership Amendment.

     "Controlled Group" shall mean (i) the controlled group of corporations as defined in Section 1563 of the Code, or (ii) the group of trades or businesses under common control as defined in
Section 414(c) of the Code, of which the Company is a part or may become a part.

     "Conversion Price" shall mean, as of any date, the conversion price per Common Unit determined for such date pursuant to Exhibit B attached hereto.

     "Credit Agreement" shall mean the Fifth Restated and Amended Credit Agreement dated as of August 13, 1996, among the Company, as borrower, Managing General Partner, Special General Partner, Desulfur Partnership, Pride Marketing of Texas (Cedar Wind), Inc., and Pride Borger, Inc., as guarantors, NationsBank of Texas, N.A., as agent and NationsBank of Texas, N.A. and Bank One, Texas, N.A., as lenders.

     "Debtor Laws" shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time to time in effect affecting the rights of creditors generally.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended, together with all regulations issued pursuant thereto.

     "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

     "Guaranty" of any Person shall mean any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person in any manner, whether of any Person shall mean any contract, agreement or understanding of such Person pursuant to directly or indirectly, including without limitation agreements:
(i) to purchase such Indebtedness or any property constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness, or (B) to maintain net worth or working capital or other balance sheet conditions, or otherwise to advance or made available funds for the purchase or payment of such Indebtedness, (iii) to purchase property, securities or service primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness, or (iv) otherwise to assure the holder of the Indebtedness of the primary obligor against loss in respect thereof; except that "Guaranty" shall not include the endorsement by the Company in the ordinary course of business of negotiable instruments or documents for deposit or collection.

     "Indebtedness" shall mean, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including without limitation: (i) all "liabilities" which would be reflected on a balance sheet of such Person, prepared in accordance with generally accepted accounting principles, (ii) all obligations of such Person in respect of any Guaranty, (iii) all obligations of such Person in respect of any Capital Lease,
(iv) all obligations, indebtedness and liabilities secured by any Lien or any security interest on any property or assets of such Person, (v) all reimbursement obligations with respect to letters of credit.

     "Lien" shall mean any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise.

     "Maximum Rate" shall mean, on any day, the highest nonusurious rate of interest (if any) permitted by applicable law on such day that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness evidenced by the Notes under the laws which are presently in effect of the United States of America and the State of Texas applicable to the holders of the Notes and such Indebtedness or, to the extent permitted by law, under such applicable laws of the United States of America and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. For purposes of Tex. Rev. Civ. Stat. Ann. Art. 5069-1.04, as it may from time to time be amended, the "applicable rate ceiling" shall be the "indicated rate" ceiling from time to time in effect as limited by Art. 5069-1.04(b); provided, however, that to the extent permitted by applicable law, Purchasers reserve the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to the Company; and, provided further, that the "highest nonusurious rate of interest permitted by applicable law" for purposes of this Agreement and the Notes shall not be limited to the applicable rate ceiling under Art. 5069-1.04 if federal laws or other state laws now or hereafter in effect and applicable to this Agreement and the Notes (and the interest contracted for, charged and collected hereunder or thereunder) shall permit a higher rate of interest.

     "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section
4001(a)(3) of ERISA).

     "Notes" shall have the meaning specified in paragraph 1C.

     "Officer's Certificate" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

     "Original Term Notes" shall mean, collectively, (i) that certain promissory note dated August 13, 1996, in the original principal amount of $33,841,480.80, executed and delivered by the Company pursuant to the Credit Agreement and payable to the order of NationsBank of Texas, N.A. and (ii) that certain promissory note, dated August 13, 1996, in the original principal amount of $8,460,370.20, executed and delivered by the Company pursuant to the Credit Agreement and payable to the order of Bank One, Texas, N.A., together with any renewals, modifications, and extensions thereof.

     "Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of Pride Companies,
L.P., effective as of March 29, 1990, as heretofore amended and as hereafter amended by the Partnership Amendment.

     "Partnership Amendment" shall have the meaning specified in paragraph 3D.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor entity.

     "Permitted Liens" shall mean: (i) Liens granted to secure the Senior Secured Notes, (ii) Liens described on Exhibit F to the Credit Agreement, (iii) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs,
(iv) Liens imposed by mandatory provisions of law such as for materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due, (v) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves in accordance with generally accepted accounting principles have been provided, (vi) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money) otherwise permitted under this Agreement, pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges, (vii) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, or (viii) Liens arising pursuant to any depository agreements between the Company and NationsBank of Texas, N.A.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

     "Plan" shall mean an employee benefit plan or other plan maintained by the Company for employees of the Company and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as amended.

     "Preferred Units" shall mean, collectively, the Series B
Units and the Series C Units.

     "Pride SGP Agreement" shall mean the Agreement and Guaranty of Special General Partner for the benefit of the holders of the Securities and the lenders under the Credit Agreement in the form of Exhibit I attached hereto.

     "Process Agent" shall mean Brad Stephens, whose address is 1209 N. 4th, Abilene, Texas 79601.

     "Refinanced Debt Maturity Date" shall mean the scheduled maturity date of the term loan set forth in the documents executed by the Company and a third party lender in connection with the refinancing of the obligations of the Company under the Credit Agreement.

     "Refinancing Trigger Date" shall mean the later of (i) the date on which a third party lender refinances, or the Company has otherwise repaid, all obligations (other than that portion of the Original Term Notes renewed and extended by the Notes issued hereunder) of the Company owing to Bank One, Texas, N.A. and NationsBank of Texas, N.A., as lenders, under the Credit Agreement and any and all commitments of such lenders thereunder have been terminated and (ii) the date on which Special General Partner shall have converted the obligations of the Company to Special General Partner to Common Units or preferred units of the Company subordinate to the Preferred Units in accordance with the terms of the Pride SGP Agreement.

     "Registration Rights Agreement" shall mean the Registration
Rights and Transfer Restriction Agreement between the Company and the Purchasers in the form of Exhibit F attached hereto.

     "Related Persons" shall mean, collectively, the Company, Managing General Partner, Special General Partner, Desulfur
Partnership, Pride Marketing of Texas (Cedar Wind), Inc., and
Pride Borger, Inc.

     "Reportable Event" shall have the meaning specified in the Title IV of ERISA.

     "Required Holder(s)" shall mean (i) when used in paragraph 7A, 7B, 7C or 7D each of NationsBank of Texas, N.A. and Bank One, Texas, N.A., so long as it is a holder of any Note, regardless of the amount held, plus holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding or (ii) when used in any other provision of this Agreement, the holder or holders of at least 100% of the aggregate principal amount of the Notes from time to time outstanding.

     "Securities" shall mean, collectively, the Notes, the Preferred Units issuable upon conversion of the Series B Notes and the Series C Notes, and the Common Units issuable upon conversion of any of the Preferred Units or Notes.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean this Agreement, the Securities, the Collateral Documents, the Intercreditor Agreement, the Shareholder Agreement, the Certificate of Designations, the Pride SGP Agreement, the Warrants, the Registration Rights Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

     "Series A Conversion Period" shall mean the period commencing on the earlier to occur of (i) the date nine (9) calendar months from the Refinancing Trigger Date or (ii) December 31, 1997 and ending on the date on which all Series A Notes or Unsecured Series A Notes have either been converted into Common Units or paid in full. The Series A Conversion Period shall also commence on any date on which the Company gives notice of prepayment with respect to the Series A Notes or Unsecured Series A Notes pursuant to paragraph 4B.

     "Series A Notes" shall have the meaning specified in paragraph 1A.

     "Series B Conversion Period" shall mean the period commencing on the earliest to occur of (i) the date eighteen (18) calendar months from the Date of Closing or (ii) the date one calendar year from the Refinancing Trigger Date or (iii) March 31, 1998 and ending on the date on which all Series B Notes have either been converted into Common Units or paid in full. The Series B Conversion Period shall also commence on any date on which the Company gives notice of prepayment with respect to the Series B Notes pursuant to paragraph 4B.

     "Series B Notes" shall have the meaning specified in paragraph 1B.

     "Series B Units" shall mean the series of preferred limited partnership units of the Company designated as "Series B
Cumulative Convertible Preferred Units."

     "Series C Conversion Period" shall mean the period commencing on the earlier to occur of (i) the date on which all Series A Notes or Unsecured Series A Notes have been either paid in full or converted to Common Units or (ii) the first day of the Series A Conversion Period and ending on the date on which all Series C Notes have either been converted into Common Units or paid in full. The Series C Conversion Period shall also commence on any date on which the Company gives notice of prepayment with respect to the Series C Notes pursuant to paragraph 4B.

     "Series C Notes" shall have the meaning specified in paragraph 1C.

     "Series C Units" shall mean the series of preferred limited partnership units of the Company designated as "Series C
Cumulative Convertible Preferred Units."

     "Shareholder Agreement" shall mean the Shareholder Agreement of the Shareholders of Managing General Partner in the form attached hereto as Exhibit G.

     "Significant Holder" shall mean (i) each Purchaser, so long as such Purchaser shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding.

     "Stated Value" shall mean the Stated Value per Series B Unit or Series C Unit, in each case $1,000 per unit.

     "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

     "Tangible Net Worth" shall mean, with respect to any Person, such Person's net worth determined in accordance with generally accepted accounting principles minus the sum of (i) any surplus resulting from any write-up of assets (other than any write-up of assets as provided by generally accepted accounting principles and disclosed on financial statements with respect to assets of any Person acquired in an acquisition by any Related Person after the date of this Agreement which after the date of acquisition are appraised by an independent third party appraiser at a value in excess of the value given to such assets at the time of acquisition), (ii) goodwill, including any amounts, however designated, representing the excess of the purchase price paid for assets or stock acquired over the book value assigned thereto, (iii) treasury stock, (iv) patents, trademarks, service marks, trade names, and copyrights, plus (v) other intangible assets.

     "Taxes" shall mean all taxes, assessments, fees or other charges from time to time or at any time imposed by any Tribunal.

     "Term Loan" shall have the meaning given it in the Credit
Agreement.

     "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

     "Tribunal" shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission board, bureau, agency or instrumentality.

     "Unitholder Approval" shall mean (i) the approval of the holders of the Company's convertible preferred limited partner units and of the Company's common limited partner units to the Partnership Amendment and (ii) such other approvals, consents or actions required for the Securities and the Securities Documents.

     "Unsecured Series A Note" shall have the meaning specified in paragraph 6A.

     "Warrants" means the warrant agreements in favor of each Purchaser in the form attached hereto as Exhibit J.

     10B. Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to paragraph 5 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause paragraph 8F.

     PARAGRAPH 11.  SECURITY.

     11A. The Security. The Senior Secured Notes will be secured on a pari passu basis with the Obligation (as defined in the Credit Agreement) by the Collateral Documents listed on
Schedule 1 attached hereto and any additional Collateral Documents hereafter delivered by any Person and accepted by Required Holders.

     11B. Agreement to Deliver Security Documents. The Company agrees to deliver and to cause each Related Person to deliver, to further secure the Senior Secured Notes whenever requested by Required Holders in their sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Collateral Document in form and substance satisfactory to Required Holders for the purpose of granting, confirming, and perfecting first and prior liens in the Collateral.

     PARAGRAPH 12.  MISCELLANEOUS.

     12.  Miscellaneous.

     12A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of and interest on such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, Dallas, Texas time, on the date due) to the account or accounts of such Purchaser, if any, as are specified in the Information Schedule attached hereto, or, in the case of any Purchaser not named in the Information Schedule or any Purchaser wishing to change the account specified for it in the Information Schedule, or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 12A.

     12B. Expenses. The Company agrees to pay (a) all costs and expenses of any Purchaser, any Transferee or any other holder of any Security (including, without limitation, all reasonable attorneys' fees) incurred by any party in connection with the administration, preservation and enforcement of this Agreement, the Securities, and/or the other Securities Documents, and (b) all reasonable costs and expenses of each Purchaser, any Transferee or any other holder of any Security (including without limitation reasonable fees and expenses of legal counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Securities, and the other Securities Documents and any and all amendments, modifications, maintenance, and supplements thereof or thereto. The obligations of the Company under this paragraph 12B shall survive the transfer of any Security or portion thereof or interest therein by any Purchaser, any Transferee or any other holder of any Security and the payment of any Security.

     12C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change or affect the principal of, or change or affect the rate or time of payment of interest on any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     12D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

     12E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

     12F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement, the Notes, and the other Securities, the transfer by any Purchaser of any Note, other Security, or portion thereof or interest therein and the payment of any Security, and may be relied upon by any Transferee or other holder of any Security, regardless of any investigation made at any time by or on behalf of any Purchaser, any Transferee or other holder of any Security. So long as any Security is outstanding, the representations, warranties and other provisions of this Agreement shall benefit the holders of the Securities or any Transferee, whether or not any other Securities remain outstanding. Subject to the preceding sentences, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

     12G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee or other holder of any Security) whether so expressed or not.

     12H. Disclosure to Other Persons. The Company acknowledges that the holder of any Security may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Security, (iii) any Person to which such holder offers to sell such Security or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Security, (v) any Person from which such holder offers to purchase any security of the Company, (vi) any federal or state regulatory authority having jurisdiction over such holder, or
(vii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand, (c) in connection with any litigation to which such holder is a party or (d) in order to protect the investment of any holder in any Security.

     12I. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Person listed in the Information Schedule attached hereto, addressed to it at the address specified for such communications in such Information Schedule, or at such other address as it shall have specified in writing to the Person sending such communication, and (ii) if to any other holder of any Note which is not a Person listed in such Information Schedule, addressed to such other holder at such address as such other holder shall have specified in writing to the Person sending such communication, or, if any such other holder shall not have so specified an address, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Person sending such communication; provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified in the Information Schedule or to any Authorized Officer of the Company. Any telephonic communication pursuant to paragraph 4B shall be effective to create any rights or obligations under this Agreement only if an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call.

     12J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

     12K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

     12N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF TEXAS. This Agreement may not be changed orally, but (subject to the provisions of paragraph 12C) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     12O. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

     12P. Binding Agreement. When this Agreement is executed and delivered by the Company and Purchasers, it shall become a binding agreement between the Company and Purchasers.

     12Q. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. Except as provided in paragraph 3F, no failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

     12R. Maximum Interest Payable. The Company, each Purchaser and any other holders of the Notes specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Notes and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law.
Therefore, none of the terms of this Agreement, the Notes or any instrument pertaining to or relating to this Agreement or the Notes shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither the Company, any guarantor nor any other party liable or to become liable hereunder, under the Notes, any guaranty or under any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such Maximum Rate, and the provisions of this paragraph 12R shall control over all other provisions of this Agreement, any Notes, any guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by any Purchaser or any holder of a Note shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by such Purchaser or such holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by such Purchaser or such holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed "interest" shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Agreement and the Notes. "Applicable law" as used in this paragraph means that law in effect from time to time which permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including laws of the State of Texas and of the United States of America.

     THIS WRITTEN NOTE AGREEMENT, THE NOTES AND THE OTHER SECURITIES DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

     12S. Indemnity. The Company agrees to indemnify and reimburse each holder, upon demand, against and for any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such holder growing out of, resulting from, or in any other way associated with this Agreement, the Securities, the other Securities Documents or the transactions and events (including the enforcement or defense thereof) at any time associated herewith or therewith or contemplated herein or therein. THE FOREGOING INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS OF THE COMPANY SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS IN ANY WAY ARISE, IN WHOLE OR IN PART, UNDER ANY THEORY OF STRICT LIABILITY, OR TO ANY EXTENT ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY SUCH HOLDER, PROVIDED THAT:

          (i) Except as provided in the following clause (ii), no holder shall be entitled under this section to receive indemnification for (1) that portion of any final judgment for liabilities and costs which portion, determined in accordance with principles of comparative fault, is based upon a finding that such holder has been grossly negligent or has engaged in willful misconduct, or (2) the liabilities and costs representing that portion of any out-of-court settlement by a holder which has been allocated by the parties to such settlement to a claim that such holder has been grossly negligent or has engaged in willful misconduct.

          (ii) Each holder shall be entitled under this section to receive indemnification and reimbursement for any liabilities and costs arising from a final judgment in favor of an Outside Party to the effect that such holder is somehow legally responsible (due to a theory of imputed negligence or otherwise) for the negligence or other acts or omissions of the Company or any of its Affiliates.

          (iii) The Company shall (upon demand as the same are incurred) indemnify and reimburse each holder for all costs, expenses, and disbursements of any kind or nature whatsoever (including reasonable fees of attorneys, accountants, experts and advisors) which are incurred by such holder in defending against any claim or allegation that such holder has been grossly negligent or has engaged in willful misconduct.

As used in this section: the term "holder" shall refer not only to each Person who is the holder of any Security at the time in question but also to any former holder of such Security (or of any predecessor Security) and to each director, officer, agent, attorney, employee, representative and affiliate of such present or former holder, and the term "Outside Party" shall refer, with respect to any holder, to any Person other than such holder, its owners, and the regulatory authorities which exercise jurisdiction over its ability to purchase promissory notes and engage in transactions of the kind contemplated herein.

     12T. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding against the Company with respect to this Agreement, the Securities or any Securities Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Texas, County of Dallas, or in the United States courts located in the State of Texas as any holder of a Security in its respective sole discretion may elect and the Company hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Company hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of Texas may be brought upon the Process Agent, and the Company hereby irrevocably appoints the Process Agent, as its true and lawful attorney-in-fact in the name, place and stead of the Company to accept such service of any and all such writs, process and summonses, and agrees that the failure of Process Agent to give any notice of such service of process to them shall not impair or affect the validity of such service or of any judgment based thereon. The Company hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by any holder of a Security by registered or certified mail, postage prepaid, to the Process Agent's address. The Company hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Securities Document brought in the courts located in the State of Texas, County of Dallas, and hereby further irrevocably waives any claim that any such suit; action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH HOLDER OF ANY SECURITY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY OF THEM ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, DUTY IMPOSED BY LAW OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER SECURITIES DOCUMENTS, OR THE RELATIONSHIP ESTABLISHED HEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR BEFORE OR AFTER THE PAYMENT OBSERVANCE AND PERFORMANCE IN FULL OF ANY OBLIGATIONS OF THE COMPANY UNDER ANY OF THE SECURITIES DOCUMENTS.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the Company, whereupon this letter shall become a binding agreement among the Company and the Purchasers.

                              Very truly yours,

                              PRIDE COMPANIES, L.P.

                              By:  Pride Refining, Inc.,
                                     its managing general partner



                               By
                                 Brad Stephens
                                 Chief Executive Officer


                              PRIDE REFINING, INC.




                              By
                                 Brad Stephens
                                 Chief Executive Officer


                              PRIDE SGP, INC.




                              By
                                   Title:

The foregoing Agreement is hereby
accepted as of the date first
above date first above written.

NATIONSBANK OF TEXAS, N.A.



By
  Jay T. Wampler
  Vice President


BANK ONE, TEXAS, N.A.



By
  Barbara D. Christian
  Senior Vice President